Exhibit (d)(4)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify High Income ETF

Amplify International Online Retail ETF

Amplify Seymour Cannabis ETF

Amplify Cleaner Living ETF

Amplify Digital & Online Trading ETF